Filed Pursuant to Rule 433
Registration No. 333-227052

Final Term Sheet
January 6, 2020

THE HOME DEPOT, INC.
$750,000,000 2.950% Notes due June 15, 2029

Issuer:	The Home Depot, Inc.
Ratings (Moody’s/S&P)*:	A2/A
Trade Date:	January 6, 2020
Settlement Date (T+5):
January 13, 2020. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next succeeding two business days will be required, because the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes the date hereof or the next succeeding two business days, you should consult your own advisors.

Title of Securities:	2.950% Notes due June 15, 2029 (the “Notes”)
Principal Amount:
$750,000,000 (which will have identical terms (except for the issue price, the issue date and the initial interest payment date), be fungible with and be part of a single series of senior debt securities with the $1,000,000,000 principal amount of the 2.950% notes due 2029 issued on June 17, 2019). The outstanding principal amount of the series of notes, after issuance of the Notes, will be $1,750,000,000.

Maturity Date:	June 15, 2029
Treasury Benchmark:	1.750% due November 15, 2029
Benchmark Yield:	1.807%
Spread to Benchmark:	62 bps
Reoffer Yield:	2.427%
Price to Public:	104.278% (plus $1,720,833.33 of accrued interest from December 15, 2019).
Coupon:	2.950% per annum
Interest Payment Dates:	Semi-annually on each June 15 and December 15, commencing on June 15, 2020.
Optional Redemption:	Prior to March 15, 2029, make-whole call at T+15 bps; par call on and after March 15, 2029.
Day Count Convention:	30/360
CUSIP/ISIN:	437076BY7/US437076BY77
Joint Book-Running Managers:	BofA Securities, Inc. Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Co-Managers:
Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Fifth Third Securities, Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Siebert Williams Shank & Co., LLC
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Samuel A. Ramirez & Company, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) BofA Securities, Inc. toll-free at 1-800- 294-1322, (ii) Credit Suisse Securities (USA) LLC toll-free at 1-800- 221-1037, (iii) Goldman Sachs & Co. LLC toll-free at 1-866 471-2526 or (iv) J.P. Morgan Securities LLC collect at 1-212-834-4533.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

THE HOME DEPOT, INC.
$1,250,000,000 3.125% Notes due December 15, 2049

Issuer:	The Home Depot, Inc.
Expected Ratings (Moody’s/S&P)*:	A2/A
Trade Date:	January 6, 2020
Settlement Date (T+5):
January 13, 2020. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next two succeeding business days will be required, because the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes the date hereof or the next succeeding two business days, you should consult your own advisors.

Title of Securities:	3.125% Notes due December 15, 2049 (the “Notes”)
Principal Amount:	$1,250,000,000
Maturity Date:	December 15, 2049
Treasury Benchmark:	2.250% due August 15, 2049
Benchmark Yield:	2.292%
Spread to Benchmark:	90 bps
Reoffer Yield:	3.192%
Price to Public:	98.716%
Coupon:	3.125% per annum
Interest Payment Dates:	Semi-annually on each June 15 and December 15, commencing on June 15, 2020.
Optional Redemption:	Prior to June 15, 2049, make-whole call at T+15 bps; par call on and after June 15, 2049.
Day Count Convention:	30/360
CUSIP/ISIN:	437076 BZ4/US437076BZ43
Joint Book-Running Managers:	BofA Securities, Inc. Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC
Co-Managers:
Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Fifth Third Securities, Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Siebert Williams Shank & Co., LLC
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Samuel A. Ramirez & Company, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) BofA Securities, Inc. toll-free at 1-800- 294-1322, (ii) Credit Suisse Securities (USA) LLC toll-free at 1-800-

221-1037, (iii) Goldman Sachs & Co. LLC toll-free at 1-866 471-2526 or (iv) J.P. Morgan Securities LLC collect at 1-212-834-4533.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.